ALPHARMA INC.
440 Route 22
Bridgewater, New Jersey 08807

April 13, 2007

Dear Jeff:

I am very pleased to offer you the position of Executive Vice President, Chief Financial Officer of Alpharma Inc. In this role you will be a member of my Leadership Team and contribute significantly to the development of Alpharma. Commensurate with the increased responsibilities of this position, your compensation will be adjusted as follows:

1. Your base salary will be increased to $400,000.00 per annum, effective the date on which you accept this offer (the "Effective Date"). In addition you will be entitled to receive an executive allowance at the Leadership Team level equal to $28,600 per annum.

2. Your target bonus under the Company's Incentive Compensation Plan will be 50% of your base salary. For purposes of your bonus for the 2007 fiscal year the 50% target bonus will only apply to the aggregate base salary you receive from the Effective Date to December 31, 2007. For that portion of the 2007 fiscal year during which you served as interim Chief Financial Officer (January 1, 2007 to the Effective Date), you will be paid, on the day that employees receive payment of their 2007 bonus, a guaranteed bonus at the rate set forth in Section 2(ii) of the letter agreement between you and the Company, dated September 20, 2006, which amount may, at the discretion of the Company, be increased based upon Company and/or individual performance in accordance with the terms contained in the Incentive Compensation Plan.

3. On May 15, 2007, you will be awarded a nonqualified stock option to purchase 14,000 shares of the Company's Class A Common Stock with a grant/exercise price equal to the closing stock price of these shares on the date of grant. All stock options become exercisable in 25% increments on the first four anniversary dates of the grant date.

4. On May 15, 2007, you will be awarded a performance based restricted stock unit award, which will consist of a target of 3,100 restricted units. The number of restricted units that you will be entitled to on the Full Vesting Date (as defined in the corresponding award agreement) will be based on the goals set for threshold, target and maximum EBITDA goals as described in the award agreement.

5. As an Executive Vice President and a member of my Leadership Team, you will be eligible to receive benefits under the Company's Severance and Change in Control Plans (as may be amended from time to time) at the Leadership Team level.

Notwithstanding any of the above, you will at all times be an employee at will and, as such, the Company and you, individually, retain the right to terminate your employment at anytime with or without Cause.

All other provisions of your employment currently in effect on the date hereof which are not in conflict with, or replaced with increased benefits by this letter will continue to be applicable.

Jeff, I believe that this enhanced package recognizes the importance of the contribution you will make to the success of our business. I look forward to working with you as a key member of my Leadership Team as we deliver on the promise of Alpharma, and create significant shareholder value.

Please indicate your agreement to the terms of this letter by executing and returning a copy to me.

Very truly yours,

By: s/s Dean Mitchell
Dean Mitchell
President and Chief Executive Officer

Accepted:

By: s/s Jeffrey S. Campbell
 Jeffrey S. Campbell

Date of Acceptance ("Effective Date"): April 16, 2007